Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Web Site: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Tricia Ingraham
330-796-8517
ANALYST CONTACT:	Barb Gould
330-796-8576

FOR IMMEDIATE RELEASE
Goodyear Reports Fourth Quarter and Full-Year 2005 Results
•	2005 sales are record $19.7 billion; records set in all six businesses

•	Highest full-year net income since 1998, nearly double 2004 level

•	Full year segment operating income increases 23 percent from 2004

•	Price/mix improvements offset higher raw material costs

•	Debt reduced in 2005
     AKRON, Ohio, February 16, 2006 – The Goodyear Tire & Rubber Company today reported record sales for the fourth quarter and the full year of 2005. The company’s full year net income is the highest since 1998.
     “Strong demand for our innovative new tires coupled with improved marketing drove a richer product mix and record sales for the company,” said Robert J. Keegan, chairman and chief executive officer.
     Goodyear reported sales of $4.9 billion in the fourth quarter of 2005. Sales benefited from improved pricing and product mix and higher volume in the international tire businesses, while the effect of currency translation reduced sales by approximately $107 million in the quarter.
     Fourth quarter total segment operating income was $226 million, including the $15 million impact of the hurricanes in the U.S. Gulf Coast region. This compares to segment operating income of $238 million in the 2004 quarter. Raw material costs increased 13 percent, or
     $160 million, compared to the year-ago quarter. Improvements in price and mix of approximately $190 million, however, more than offset these cost increases.
     Goodyear reported a net loss of $51 million (29 cents per share) for the 2005 fourth quarter, which includes a $78 million (44 cents per share) after-tax loss on asset sales.
     The company had net income of $125 million (62 cents per share) for the 2004 fourth quarter. The period was positively impacted by an after-tax insurance settlement benefit of $157 million (75 cents per share).
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     See the table at the end of this release for a list of other significant items from the 2005 and 2004 quarters.
     “Our company completed another very good year, and I am extremely proud of the progress we made in 2005,” Keegan said. “I am gratified by the work of our people, who demonstrated an intense, informed market focus and a commitment to innovation and building strong brands.
     “Our new product success reflects our commitment to understanding consumer needs and providing them with relevant technology to meet those needs,” he said. “The market has responded positively to our new high margin tires such as Assurance and SilentArmor in North America, UltraGrip 7 and RunOnFlat in Europe. Earlier this month, we unveiled our latest new premium tire for North American consumers, Eagle ResponsEdge with carbon fiber, a performance touring tire,” he continued.
     “While escalating raw material costs and currency fluctuations will continue to challenge our business, our fundamentals remain sound. We believe the impact of our innovative new products, together with intensified efforts to reduce costs and improve our mix, gives us a solid foundation to continue our turnaround,” Keegan said.
     The company continues to focus on reducing its working capital requirements and made production adjustments during the quarter to reduce global tire inventories, particularly in Europe and Latin America. Inventories were down about 2 million units from the third quarter of 2005 and more than 600,000 units from a year ago.
Full Year Results
     Goodyear’s net sales for 2005 were a record $19.7 billion, an increase of 7 percent over $18.4 billion in 2004.
     Sales increased in 2005 largely due to improved pricing and product mix in all of the company’s business units, higher unit volume and currency translation. The company estimates that currency translation had a positive impact on sales of approximately $211 million.
     Goodyear’s net income in 2005 nearly doubled to $228 million ($1.16 per share), compared to $115 million (63 cents per share) in 2004. Segment Operating income from the company’s business segments was almost $1.2 billion, a 23 percent increase compared to $946 million in 2004. Full-year 2005 results include the previously mentioned fourth quarter hurricane impact as well as $10 million recorded in the third quarter.
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     For the year, raw material costs increased 11 percent, or approximately $550 million, compared to 2004. This was offset by price/mix improvement of approximately $635 million.
     During 2005, total debt was reduced by $257 million and net debt by $467 million, while the company made more than $500 million in contributions to its pension plans.
Business Segments

North American Tire	Fourth Quarter		Twelve Months
(in millions)	2005	2004	2005	2004
Tire Units	24.7	25.5	101.9	102.5
Sales	$2,287	$2,203	$9,091	$8,569
Segment Operating Income	$43	$29	$167	$74
Segment Operating Margin	1.9%	1.3%	1.8%	0.9%
     North American Tire’s sales reached a fourth-quarter record, and were up 4 percent compared to the 2004 period. Sales increased as a result of improved pricing and product mix, particularly in the consumer replacement and original equipment markets. Volume was down, primarily as a result of the company’s selectivity strategy in the lower-value segment of the consumer replacement market.
     The quarter does not include results from the company’s plantations and Wingtack adhesive resins business, both of which were sold in the third quarter of 2005.
     Fourth quarter segment operating income was $43 million, up from $29 million in the 2004 period. Segment operating income benefited from stronger pricing and product mix and lower selling and administrative costs, partially offset by higher raw material costs of approximately $73 million and an approximate $15 million impact from hurricanes.

European Union Tire	Fourth Quarter		Twelve Months
(in millions)	2005	2004	2005	2004
Tire Units	16.2	15.3	64.3	62.8
Sales	$1,169	$1,220	$4,676	$4,476
Segment Operating Income	$45	$58	$317	$253
Segment Operating Margin	3.8%	4.8%	6.8%	5.7%
     During the quarter, European Union Tire had higher volume and stronger pricing and product mix, driven by robust sales of winter tires, however sales decreased 4 percent due to the negative impact of currency translation, estimated at approximately $119 million. Volume improvements resulted in market share gains in virtually all segments of the consumer replacement market.
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     Segment operating income decreased 22 percent during the quarter primarily due to higher raw material costs and production adjustments to reduce inventories. The company estimates higher raw material costs had a $20 million impact on segment operating income during the quarter. These factors offset the favorable effect of price increases and product mix improvements driven by a strong consumer replacement market.

Eastern Europe, Middle
East and Africa Tire	Fourth Quarter		Twelve Months
(in millions)	2005	2004	2005	2004
Tire Units	4.8	4.5	19.7	18.9
Sales	$361	$351	$1,437	$1,279
Segment Operating Income	$38	$46	$198	$194
Segment Operating Margin	10.5%	13.1%	13.8%	15.2%
     Eastern Europe, Middle East and Africa Tire’s sales reflected a fourth-quarter record and a 3 percent increase over the 2004 period. Volume gains, improved pricing and product mix more than offset unfavorable currency translation, estimated at approximately $11 million in the quarter.
     Segment operating income decreased 17 percent due to higher raw material costs, estimated at $12 million, lower margins on exports, and the impact of production adjustments to reduce inventories. These factors were partially offset by higher volume and stronger pricing and product mix.

Latin America Tire	Fourth Quarter		Twelve Months
(in millions)	2005	2004	2005	2004
Tire Units	5.0	5.0	20.4	19.6
Sales	$365	$335	$1,466	$1,245
Segment Operating Income	$54	$64	$295	$251
Segment Operating Margin	14.8%	19.1%	20.1%	20.2%
     Latin America Tire’s sales increased 9 percent compared to 2004, driven by the favorable impact of currency translation, estimated at approximately $28 million, as well as pricing increases.
     Segment operating income decreased 16 percent due to the impact of an estimated $28 million in higher raw material costs, production adjustments to reduce inventories and a less favorable product mix resulting from strong original equipment sales. These factors countered approximately $19 million in favorable currency translation and the impact of price increases.
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Asia Pacific Tire	Fourth Quarter		Twelve Months
(in millions)	2005	2004	2005	2004
Tire Units	5.0	4.9	20.1	19.5
Sales	$358	$342	$1,423	$1,312
Segment Operating Income	$21	$16	$84	$60
Segment Operating Margin	5.9%	4.7%	5.9%	4.6%
     Asia Pacific Tire’s sales increased 5 percent to a fourth-quarter record driven by the favorable impact of higher selling prices, product mix, and higher volume, offset somewhat by unfavorable currency translation of approximately $12 million.
     Segment operating income was a fourth quarter record, increasing 31 percent compared to the 2004 period due to higher selling prices and improved product mix, offset somewhat by an increase in raw material costs of approximately $18 million.

Engineered Products	Fourth Quarter		Twelve Months
(in millions)	2005	2004	2005	2004
Sales	$394	$381	$1,630	$1,472
Segment Operating Income	$25	$25	$103	$114
Segment Operating Margin	6.3%	6.6%	6.3%	7.7%
     Engineered Products’ sales reached a fourth quarter record and increased 3 percent compared to 2004 due largely to strong industrial and replacement channel sales. As anticipated, sales of military products declined in the quarter.
     Segment operating income was equal to 2004, as pricing and product mix offset the impact of higher raw material and production costs.
Management’s Report on Internal Control Over Financial Reporting
     Goodyear has concluded that the two material weaknesses identified in its December 31, 2004 management report on internal control over financial reporting have been successfully remediated as of December 31, 2005 and no material weaknesses have been identified in conjunction with management’s 2005 assessment.
     “Our remediation of these material weaknesses demonstrates that the changes we have made to our internal controls are working,” Keegan said. “I am pleased with the progress we made in 2005.”
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Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Prior to the commencement of the call, Goodyear will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, business development, and treasurer.
     Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay of the conference call will be available at 2 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.
     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 80,000 people worldwide.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, increases in the prices paid for raw materials and energy, the company’s ability to successfully implement its turnaround strategy, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, potential adverse consequences of litigation involving the company, pension plan funding obligations, the company’s collective bargaining negotiations with the United Steelworkers as well as the affects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations

	Three Months		Twelve Months
	Ended Dec. 31		Ended Dec. 31
(In millions, except per share)	2005	2004	2005	2004
Net Sales	$4,934	4,832	$19,723	$18,353
Cost of Goods Sold	4,000	3,875	15,772	14,691
Selling, Administrative and General Expense	736	754	2,875	2,833
Rationalizations	15	(7)	11	56
Interest Expense	105	101	411	369
Other (Income) Expense	75	(94)	70	23
Minority Interest in Net Income of Subsidiaries	16	15	95	58

Income (Loss) before Income Taxes and the Cumulative Effect of Accounting Change	(13)	188	489	323

United States and Foreign Taxes on Income (Loss)	27	63	250	208

Net Income (Loss) before Cumulative effect of Accounting Change	$(40)	$125	$239	$115

Cumulative Effect of Accounting Change, net of income taxes and minority interest	(11)	—	(11)	—

Net Income (Loss)	$(51)	$125	$228	$115

Basic Shares Outstanding	176	175	176	175
Net Income (Loss) per share — Basic
Income (Loss) before Cumulative Effect of Accounting Change	$(0.23)	$0.71	$1.36	$0.65
Cumulative Effect of Accounting Change	(0.06)	—	(.06)	—

Net Income (Loss) per share — Basic	$(0.29)	$0.71	$1.30	$0.65

Diluted Shares Outstanding	176	208	209	192
Per Share of Common Stock — Diluted
Net Income (Loss) before Cumulative Effect of Accounting Change	$(0.23)	$0.62	$1.21	$0.63
Cumulative Effect of Accounting Change	(0.06)	—	(.05)	—

Net Income (Loss) per share — Diluted	$(0.29)	$0.62	$1.16	$0.63

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheet	Dec. 31	Dec. 31
(In millions)	2005	2004
Current Assets:
Cash and cash equivalents	$2,178	$1,968
Restricted cash	231	152
Accounts and notes receivable, less allowance — $130 ($144 in 2004)	3,158	3,398
Inventories	2,862	2,784
Prepaid expenses and other current assets	251	272

Total Current Assets	8,680	8,574

Deferred pension costs and other assets	870	1,105
Goodwill	637	717
Intangible assets	159	169
Deferred income tax	102	83
Properties and plants, Less accumulated depreciation — $7,729 ($7,826 in 2004)	5,179	5,453

Total Assets	$15,627	16,101

Liabilities
Current Liabilities:
Accounts payable — trade	$1,945	$1,970
Compensation and benefits	1,121	1,029
Other current liabilities	671	718
United States and foreign taxes	393	245
Notes payable	233	227
Long term debt and capital leases due within one year	448	1,010

Total Current Liabilities	4,811	5,199

Long term debt and capital leases	4,742	4,443
Compensation and benefits	4,480	4,645
Deferred and other noncurrent income taxes	304	402
Other long term liabilities	426	495
Minority equity in subsidiaries	791	843

Total Liabilities	15,554	16,027

Commitment and contingencies

Shareholders’ Equity
Preferred stock lines go here	177	176
Outstanding shares, common stock, 177 (176 in 2004) after deducting treasury shares 19 (20 in 2004)	177	176
Capital Surplus	1,398	1,392
Retained Earnings	1,298	1,070
Accumulated other comprehensive loss	(2,800)	(2,564)

Total Shareholders’ Equity	73	74

Total Liabilities and Shareholders’ Equity	$15,627	$16,101

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table

	Fourth Quarter		Year
	Ended Dec. 31		Ended Dec. 31
(In millions)	2005	2004	2005	2004
Total Segment Operating Income	$226	238	$1,164	$946
Rationalizations and asset sales	(92)	(3)	(47)	(60)
Accelerated depreciation and asset impairments	(3)	(3)	(5)	(10)
Interest expense	(105)	(101)	(411)	(369)
Foreign currency exchange	(3)	(9)	(22)	(23)
Minority interest in net income of subsidiaries	(16)	(15)	(95)	(58)
Financing fees and financial instruments	(10)	(27)	(109)	(117)
General and product liability, discontinued products	(5)	(28)	(9)	(53)
Recovery (expense) for insurance fire loss deductible	—	—	14	(12)
Professional fees associated with restatement	(2)	(3)	(4)	(30)
Professional fees associated with Sarbanes-Oxley	(1)	(6)	(4)	(18)
Environmental remediation expenditure	(2)	(4)	(8)	(12)
Environmental insurance settlement	—	157	29	157
Other	—	(8)	(4)	(18)

Income (Loss) before income taxes and cumulative effect of accounting change	(13)	188	489	323
US and foreign taxes on income (loss)	27	63	250	208

Income (Loss) before cumulative effect of accounting change	(40)	125	239	115
Cumulative effect of accounting change, net of income taxes and minority interest	(11)	—	(11)	—

Net Income (Loss)	$(51)	$125	$228	$115

Net Debt Reconciliation Table

	Year ended Dec. 31
(In millions)	2005	2004
Long term debt and capital leases	$4,742	$4,443
Notes payable	233	227
Long term debt and capital leases due within one year	448	1,010

Total debt	5,423	5,680
Less: Cash and cash equivalents	2,178	1,968

Net Debt	$3,245	$3,712

Change in Net Debt	($467)

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Fourth Quarter Significant Items (after tax)
2005
•	Loss on asset sales, $78 million (44 cents per share)
•	Cost related to hurricanes in the U.S. Gulf Coast region, $21 million (12 cents per share)
•	Charge for implementing the FIN 47 accounting change, $11 million (6 cents per share)
•	Rationalization charges, $7 million (4 cents per share)
•	Favorable tax adjustments primarily related to the release of valuation allowances in Asia, $21 million (12 cents per share)
•	Favorable settlements with certain suppliers, $12 million (7 cents per share)
•	After-tax income relating to prior periods decreased the loss by $8 million (5 cents per share); of this amount, $3 million relates to previous quarters of 2005.
2004
•	Insurance settlement gain, $157 million (75 cents per share)
•	Favorable settlements with certain suppliers, $19 million (9 cents per share)
•	Positive net tax adjustments, $10 million (5 cents per share)
•	Net reversals of rationalization charges, $7 million (4 cents per share)
•	Charges for general and product liability-discontinued products, $27 million (13 cents per share)
•	Loss on asset sales, $12 million (6 cents per share)
•	External professional fees associated with Sarbanes-Oxley compliance and restatement matters, $9 million (4 cents per share)
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